Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Will Not Proceed with $200 Million Offering of Senior
Subordinated Notes

GRAND RAPIDS, MICHIGAN -- June 24, 2002 -- Spartan Stores, Inc. (Nasdaq: SPTN) announced today that it will not proceed with the previously announced private offer of approximately $200 million of Senior Subordinated Notes due 2012. The company, along with its advisors, concluded that the market conditions are not favorable for a successful placement of these debt securities at this time.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 100 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also supplies more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.